Exhibit 10.15

December 5, 2012

William (Obi) Greenman

[Address]

Dear Obi,

The purpose of this letter is to amend the terms of your Employment Letter Agreement with Cerus Corporation dated May 12, 2011 (the “Agreement”) in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Effective as of the date of this amendment, the Agreement is amended to add the following as a new paragraph in the section titled “Section 409A” in the Agreement:

If the Company determines that the Severance Benefits constitute “deferred compensation” under Section 409A, then notwithstanding anything in this Agreement to the contrary (but subject to the immediately foregoing paragraph), payment of the Severance Benefits shall commence on a date within fifty-three (53) days following your separation from service (which period constitutes the period with the latest permitted effective date of the Release), with the first such payment paid in a lump sum amount equal to the sum of the Severance Benefits that you would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release and the balance of the Severance Benefits, if any, paid thereafter in accordance with the applicable payment schedule set forth in this Agreement, provided that the Release becomes effective in accordance with its terms by such date; provided, however, that if such fifty-three (53) day period begins in one taxable year and ends in a second taxable year, such payment shall commence in the second taxable year.

Please sign below to indicate your acceptance of this amendment of the Agreement.

Sincerely,

/s/ Lori L. Roll
Lori L. Roll
Vice President, Administration

Approved and Accepted	/s/ William (Obi) Greenman	Date	12/5/2012
William (Obi) Greenman